EXHIBIT 5.1 885 Third Avenue Suite 2800 New York, NY 10022 Main (212) 451-2900 Fax (212) 451-2999

     January 19, 2006

China Energy Savings Technology, Inc.
Central Plaza
18 Harbour Road
Suite 3203A, 32nd Floor
Hong Kong, China

Re:	China Energy Savings Technology, Inc. LEGALITY OF THE SECURITIES BEING REGISTERED

Ladies and Gentlemen:

 In connection with the registration for resale of up to 6,050,000 outstanding shares of Common Stock, par value $.001 per share (the “Shares”), of China Energy Savings Technology, Inc., a Nevada corporation (the “Company"), under the Securities Act of 1933, as amended, you have requested our opinion as to whether the Shares are lawfully and validly issued, fully paid and non-assessable.

 For purposes of offering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

1.  The Certificate of Incorporation of the Company dated as of February 15, 2000, as amended;

2.  The By-laws of the Company dated as of February 15, 2000; and

3.  The Resolutions of the Board of Directors of the Company dated as of January 13, 2006.

China Energy Savings Technology, Inc.
January 19, 2006

The opinions set forth in this letter are based solely on, and are limited to, the internal laws of the State of New York and the federal laws of the United States of America. We are admitted to practice in the State of New York, and are not admitted to practice in the State of Nevada. We express no opinion as to the laws of the State of Nevada.

Although the Company is a Nevada corporation, and the issuance of Shares would be governed by Nevada law, we assume for the purposes of this opinion that the laws of the State of Nevada are the same as the laws of the State of New York.

 Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares, when issued, will be lawfully and validly issued, fully paid and non-assessable.

We hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption LEGAL MATTERS and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

ROBINSON & COLE LLP

By:	/s/ Elliot H. Lutzker
Elliot H. Lutzker